Exhibit 99.1

Company Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten (Media)
Senior Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR REPORTS OF FISCAL 2007 THIRD QUARTER RESULTS

Revenue of $716 million and EPS of $0.76

SAN JOSE, Calif., April 26, 2007—KLA-Tencor Corporation (NASDAQ: KLAC) today announced operating results for its third quarter of fiscal 2007, which ended on March 31, 2007. The Company reported GAAP net income of $155 million, which included share-based compensation and other charges discussed below, and GAAP earnings per diluted share of $0.76 on revenue of $716 million in the third quarter, compared to GAAP net income of $90 million or $0.44 per diluted share on revenue of $649 million in the second quarter of fiscal 2007, and GAAP net income of $97 million or $0.47 per diluted share on revenue of $520 million in the third quarter of fiscal 2006.

Net income for the third quarter of fiscal 2007 reflects $62 million in pre-tax charges, as follows:

•

Acquisition-related charges of $18 million for amortization of intangible assets and in-process R&D related primarily to the acquisitions of ADE Corporation, OnWafer Technologies and SensArray Corporation. Acquisition-related charges for the second quarter of fiscal 2007 were $19 million.

•	Stock-based compensation charges of $29 million, compared to $16 million for the second quarter of fiscal 2007 and $48 million for the third quarter of fiscal 2006.

•

Restatement-related charges of $15 million, including compensation expense for non-executive related to reimbursements for penalty taxes under Section 409A of the Internal Revenue Code and legal and other expenses related to the stock options investigation, shareholder litigation and related matters. Restatement-related charges for the second quarter of fiscal 2007 were $15 million.

“KLA-Tencor’s solid financial performance this quarter reflects our focus on enabling our customers to meet their technical and economic challenges with our inspection and metrology solutions,” said Rick Wallace, Chief Executive Officer of KLA-Tencor. “I thank our employees for their unwavering commitment to operational excellence, customer satisfaction and profitable growth.”

KLA-Tencor ended the third quarter of fiscal 2007 with approximately eight months of product-related shipment and revenue backlog. The geographic breakdown of orders in the quarter was:

Region	Percent of Orders
	Current Quarter	Historical Average
United States	17%	25%
Japan	28%	25%
Taiwan	31%	20%
Korea, China, & Singapore	16%	20%
Europe	8%	10%

Cash and investments ended the quarter at $1.6 billion compared to $2.1 billion at the end of previous quarter as a result of a pre-payment of $750 million on an accelerated stock repurchase program.

KLA-Tencor will discuss its fiscal 2007 third quarter results, along with its outlook for the fourth quarter of fiscal 2007, on a conference call today beginning at 2:00 p.m. Pacific Daylight Time. A webcast of the call will be available at: www.kla-tencor.com.

Forward Looking Statements: Statements in this press release other than historical facts, such as statements regarding the benefit to customers of KLA-Tencor’s products, demand for KLA-Tencor’s products and the Company’s future financial performance, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: our ability to successfully address and resolve all issues arising from the discovery that we had retroactively priced stock options (primarily from July 1, 1997 to June 30, 2002) and had not accounted for them correctly; the demand for semiconductors; new and enhanced product offerings by competitors; cancellation of orders by customers; and changing customer demands. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein).

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the Company has sales and service offices around the world. An S&P 500 Company, KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the Company is available on the Internet at http://www.kla-tencor.com

KLA-Tencor Corporation

Condensed Consolidated Unaudited Balance Sheets

(In thousands)	March 31, 2007	June 30, 2006
ASSETS
Current assets:
Cash and investments	$1,585,234	$2,325,796
Accounts receivable, net	499,298	439,899
Inventories	530,141	449,156
Other current assets	332,482	328,392

Total current assets	2,947,155	3,543,243
Land, property and equipment, net	363,767	395,412
Goodwill and intangibles, net	465,330	70,341
Other assets	564,541	566,915

Total assets	$4,340,793	$4,575,911

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,805	$95,192
Deferred system profit	217,232	226,142
Unearned revenue	86,805	80,543
Other current liabilities	631,694	600,604

Total current liabilities	1,029,536	1,002,481
Minority interest in subsidiary	$—	$5,439
Stockholders' equity:
Common stock and capital in excess of par value	958,567	1,421,373
Prepaid stock repurchase	(113,676)	—
Retained earnings	2,446,446	2,137,710
Accumulated other comprehensive income	19,920	8,908

Total stockholders’ equity	3,311,257	3,567,991

Total liabilities, minority interest, and stockholders’ equity	$4,340,793	$4,575,911

KLA-Tencor Corporation

Condensed Consolidated Unaudited Statements Of Operations

	Three months ended		Nine months ended
(In thousands except per share data)	March 31 2007	March 31 2006	March 31 2007	March 31 2006
Revenues:
Product	$607,390	$429,068	$1,682,619	$1,230,201
Service	108,818	90,580	312,222	261,390

Total revenues	716,208	519,648	1,994,841	1,491,591

Costs and operating expenses:
Cost of revenues*	306,751	226,575	874,642	657,927
Engineering, research and development*	106,265	97,633	313,659	295,210
Selling, general and administrative*	120,537	110,513	391,536	303,543

Total costs and operating expenses	533,553	434,721	1,579,837	1,256,680

Income from operations	182,655	84,927	415,004	234,911

Interest income and other, net	20,817	17,225	65,931	47,986

Income before income taxes and minority interest	203,472	102,152	480,935	282,897
Provision for income taxes*	48,546	6,388	101,551	37,041

Income before minority interest	154,926	95,764	379,384	245,856
Minority interest	(141)	920	1,372	2,920

Net income	$154,785	$96,684	$380,756	$248,776

Net income per share:
Basic	$0.78	$0.48	$1.91	$1.25
Diluted	$0.76	$0.47	$1.87	$1.22

Weighted average number of shares:
Basic	197,930	199,876	199,053	198,498
Diluted	203,474	205,361	203,976	204,294

*includes the following amounts related to equity awards:
Costs of revenues	$6,629	$6,198	$23,218	$19,649
Engineering, research and development	$11,036	$12,488	$33,984	$38,019
Selling, general and administrative	$11,604	$29,675	$25,182	$69,258
Provision for income taxes	$(9,349)	$(15,247)	$(25,596)	$(46,320)